EXHIBIT 10.1

WAIVER AGREEMENT

WAIVER AGREEMENT (this “Waiver Agreement”), dated as of August 12, 2005, with respect to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 30, 2001 (the “Effective Date”), between Plains All American GP LLC, a Delaware limited liability company (the “Company”), and Greg L. Armstrong (the “Employee”).

RECITALS:

A.             Capitalized terms not otherwise defined in this Waiver Agreement  are used with the meanings ascribed to such terms in the Agreement.

B.               Section 8(d)(ii) of the Agreement provides that if the Employee shall terminate his employment upon a Change in Control of the Company pursuant to clause (D) of Section 7(d)(i), then the Employee will be paid a lump sum amount.

C.               A transaction is contemplated pursuant to which the membership interest in the Company currently owned by Sable Investments, L.P. will be sold to the other owners of membership interests in the Company.  Vulcan Energy Corporation or a subsidiary thereof (as  applicable, “Vulcan Energy”)  will purchase all or a portion of the membership interests being sold (the “Vulcan Purchase”).

D.              The Company and the Employee wish to clarify and agree with respect to the effect of the Vulcan Purchase under the Agreement.

WAIVER

In that regard, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

 1.            Acknowledgement of Change in Control.  The Company and the Employee both acknowledge that the proposed Vulcan Purchase would constitute a Change in Control as defined in Section 7(d) of the Agreement, and that without this Waiver Agreement Employee would have the power under Section 7(d) of the Agreement to terminate his employment (the “Termination Power”) and, having done so, would have the right to the lump sum payment contemplated by Section 8(d)(ii) of the Agreement (the “Payment Right”).

 2.            Waiver.  Subject to the terms and conditions contained herein, the Employee waives his Termination Power and Payment Right, in each case only with respect to the Vulcan Purchase (the “Waiver”).  The Waiver shall not apply to any future purchases of membership interests in the Company by Vulcan Energy.

 3.            Excess Voting Rights Agreement.  The Waiver is contingent upon and will be effective upon the execution by Vulcan Energy and the Company of an Excess Voting Rights

Agreement in the form of Exhibit A to this Waiver (the “Voting Agreement”).   The Company will immediately inform the Employee of any Notice (as defined in the Voting Agreement) received from Vulcan Energy under the Voting Agreement.

 4.            Termination of Waiver.  The Waiver will terminate, and a Change in Control will be deemed to have occurred coincident with, (a) any breach by Vulcan Energy of the terms of the Voting Agreement, (b) any termination of the Voting Agreement by Vulcan Energy or any notice of termination given by Vulcan Energy, other than any termination (or notice thereof) pursuant to clause (a) of Section 4 of the Voting Agreement, where Vulcan Energy is no longer a Majority Holder (as defined in the Voting Agreement) due to any merger, consolidation or similar transaction involving the Company or the Partnership; provided, however; this provision shall not reduce or otherwise supercede the Employee’s rights if any such merger, consolidation or similar transaction involving the Company or the Partnership would otherwise have resulted in a Change in Control, (c) during the two-year period following the execution of this Agreement, the failure of at least two Designated Independent Directors to be members of the Board of Directors of the Company, provided, that with respect this clause (c) the Waiver will be deemed not to have terminated, and no Change in Control will be deemed to have occurred unless the Employee exercises the Termination Power within 180 days following the first day on which there shall fail to be at least two Designated Independent Directors on the Board of Directors of the Company, or (d) the provision of any economic incentive or other consideration (including any concession or forbearance) by Vulcan Energy directly or indirectly to any other member of the Company that has the intent or effect of terminating, obviating or circumventing the Voting Agreement; provided that for the avoidance of doubt, the foregoing clause (d) shall not be deemed to include conversations with other members of the Company regarding the Independent Directors or other matters where Vulcan Energy attempts to persuade such other members to vote in a specified manner as long as Vulcan Energy’s solicitations do not involve the direct or indirect provision of any economic incentives or other consideration.  In addition, notwithstanding anything contained herein to the contrary, if the Employee is terminated for any reason other than for Cause within two years of the execution of this amendment, the Waiver will be deemed to have terminated on the date immediately preceding such termination or notice of such termination, a Change in Control will be deemed to have occurred as of such date and the Employee will be paid the lump sum payment contemplated by Section 8(d)(ii) of the Agreement as if the Employee had terminated his employment for Good Reason following a Change in Control.  In addition, upon such termination without Cause or for Good Reason, the Employee shall immediately vest in any and all unvested long-term incentive arrangements outstanding under the 1998 Long-Term Incentive Plan or the 2005 Long-Term Incentive Plan.  For purposes of this Agreement, “Designated Independent Director” means each of the Independent Directors currently serving on the Board of Directors of the Company and, in the event of the death or disability of any such Independent Directors, any replacement director who is nominated for election or elected or appointed to the Board with the approval of the remaining Designated Independent Director or Directors.

 5.            Limited Waiver.  The Waiver is limited to the effects of the Vulcan Purchase under the Agreement, and does not waive any other provisions of the Agreement nor the effects of any past, present or future transaction constituting a Change in Control (or any other Good Reason), including without limitation any other direct or indirect purchase or sale by Vulcan Energy of any portion of the membership interest in the Company.

6.  No other Changes to Agreement.  Other than the Waiver as described herein, the Agreement remains in full force and effect.

7.  Notice.  For the purpose of this Waiver Agreement, notices and all other communications provided for in this Waiver Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address will be effective only upon receipt.

If to the Company:

Plains All American GP LLC

333 Clay Street

Houston, Texas  77002

Attention:  General Counsel

If to the Employee:

Greg L. Armstrong

11120 N. Country Squire Lane

Houston, TX  77024

8.  Miscellaneous.  No provisions of this Waiver Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Waiver Agreement shall be governed by the laws of the State of Texas.

14.  Entire Agreement.  This Waiver Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Waiver Agreement as of the date first above written.

PLAINS ALL AMERICAN GP LLC

By:	/s/ Tim Moore
Tim Moore
Title:	Vice President

GREG L. ARMSTRONG

/s/ Greg L. Armstrong
Employee